Exhibit 5.1

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Davis Polk & Wardwell LLP	212 450 4000 tel
450 Lexington Avenue	212 701 5800 fax
New York, NY 10017

December 10, 2009

Cobalt International Energy, Inc.
Two Post Oak Central
1980 Post Oak Boulevard, Suite 1200
Houston, TX 77056

Ladies and Gentlemen:

Cobalt International Energy, Inc., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission a Registration Statement on Form S-1 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 72,450,000 shares of its common stock, par value $0.01 per share (the “Securities”), which includes certain shares subject to the underwriters’ over-allotment option, as described in the Registration Statement.

We, as your counsel, have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein. Based on the foregoing, we advise you that, in our opinion, when the price at which the Securities to be sold has been approved by or on behalf of the Board of Directors of the Company and when the Securities have been duly issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement referred to in the Prospectus which is a part of the Registration Statement, the Securities will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP